Exhibit 10.63

Leasing Contract
Lessor: Liujiang Branch of ICBC Liuzhou	(referred to as Party A)
Lessee: Guangxi Liuzhou Baicaotang Medicine Retail Limited	(referred to as Party B)

In the purpose of stimulating economy and taking advantage of Lessor’s own business site, according to the Contracting Laws of the P.R.China and the relevant stipulations, Party A and Party B reach an agreement with each other and execute this Contract as following, so as to clarify the rights and obligation between them.

Clause 1
Address and size of the premises: No.25,Liubei Road ,Labao Town, Liujiang County_,  155   square meters.

Clause 2
Leasing term:
The leasing term shall be   3      years from  April        (month)     1st     (day) 2010           (year) to      March       (month)  31st (day)    2013       (year).

Clause 3
Rent standards, payment method and time:
1.	Standard of rent: monthly rent is 7750 Yuan.
2.	Payment methods: In cash or bank transfer. In cash
3.	Payment time: In monthly, seasonally, or pay the whole rent of a year once. monthly

Clause 4
Deposit: Party B must pay Party A 23,250 Yuan after the occupation of office.

Clause 5
The booth mentioned in this Contract shall be delivered to use on Date:    April     (month)   1st   (day)  2010       (year). Party B shall come into booth within 7 days after the delivery date. It would be deemed as termination of Contract if Party B fail to come into the booth in time, and Party A is entitled to take the booth back and return no deposit back to Party B.

Clause 6
From the date of signing the Contract, Party B shall not, without Party A’s permission in written form, sublease, under lease, transfer or pledge such booth.

Clause 7
Party B shall, within leasing term, use the equipment, decorations and other articles inside the booth properly with care. Party B shall not change the purpose of the booth at discretion, and ensure the booth and the equipment inside is under good condition. Party B shall be responsible to restore the booth back to original condition or compensate relevant loss if there would be any damages to the booth and the equipment inside.

Clause 8
Party B shall submit a written decoration plan of the booth to Party A for approval. Party B may, under permission from Party A, decorate the booth at its own without any damage to the structure of the booth.

Clause 9
Party B shall, within the leasing term, pay all relevant taxes, sanitary fees, market management fees, water & electricity fees, environmental protection fees and so on.

Clause 10
Party B must pay monthly rent and water & electricity fees in time without any delay, otherwise, overdue fine of 0.2% of total delayed payment would be paid each day.

Clause 11
Responsibility of booth repairing
1.	Party A is responsible for repairing the booth, public water and electricity facilities, accordingly, Party B shall give necessary cooperation to such repairing.
2.
Party B shall, within the leasing term, repair all damages of scrolling door, door, window, ceiling, water & electricity facility inside the booth and so on timely, and all repairing responsibility and fees shall be borne by Party B.

3.
Party A shall be responsible for the repairing of booth collapse resulted from natural damage or force majeure, however, Party B shall be responsible for all economical loss resulted from collapses due to Party B’s irresponsibility or man-made damages.

4.	Party B shall bear the decoration fees should such decoration is approved by Party A. Party A would has no obligation to compensate Party B for Party B’s decoration when the Contract is terminated.
5.
Party B shall not, under the termination of the Contract, dismantle all original decoration facilities (including water & electricity facilities). Party A would takeover all facilities free of charge, and the termination of contract could come into effect only under the approval of checking acceptance by Party A. Party B must compensate all losses should there be any damages to booth structure and facilities, and Party A is entitled to detain the deposit.

Clause 12
Party A shall has no any obligation should there is any urban construction that would influence Party B’s business. Leasing term would not remain valid if Party A need to terminate this Contract to take back the booth in advance due to public construction, or its own demand, or Party B fail to run its business. Both parties shall, within 30 days in advance, inform each other in written such termination of contract, and the counter party shall agree the termination proposal unconditionally (should there be any party who reject to accept such termination notice, the date of Declaration announced by the other party in South China Daily shall be deemed as the notifying day). Party A shall not bear any compensation, and rent shall be calculated based on actual situation. Party A shall return back the deposit to Party B without interest should Party B would have paid all rent, water & electricity fees, and abided by the stipulations of this Contract. The deposit shall not offset any rent, water & electricity fees, and other fees owed by Party B.

Clause 13
Right and obligation of Party B
1.	Party B is allowed to run any business without Party A’s interference.
2.	Party B is entitled to use the booth which Party A leased to run the businesses authorized within the scope of Business License.
3.
Party B shall, based on the actual water & electricity readings occurred and in accordance with public water & electricity standards, pay Party A the water & electricity fees occurred last month at the same time of paying rent.

4.
Party B shall, 30 days in advance of expiry date, inform Party A in written form should Party B plan to continue leasing such booth. Under the same conditions, Party B is entitled to enjoy a privilege to continue leasing.

5.
Party B shall abide by the relevant laws and regulations, as well as the regulations of property management, and must run its business within the scope of the area it leased, and Party B must not block the public road or put tables & chairs at the public accesses, or install or re-install pipeline or wires.

6.
Party B shall purchase the necessary fire-fighting equipment at its own, keep in mind the fire-fighting and safety. Electricity overload or opening fire is prohibited inside the booth, all losses resulted from so violation or ignorance shall be borne by Party B, and Party A has absolutely no responsibility.

7.
Party B shall keep the commodities inside the house and cover all insurance of such commodities. Party B shall be responsible for all losses should it would hadn’t cover necessary insurance. Party A shall hold no responsibility for any economical losses resulted from steal, fire, rain and so on.

Clause 14
Right and obligation of Party A
1.	Party A is entitled to require Party B to pay rent and water & electricity fees in time.
2.	Party A is entitled to monitor whether Party B violates the Contract.
3.	Party A shall respect Party B’s right in business, and shall not interfere normal business activities of Party B.
4.	Party A shall, upon the expiry of the Contract, return the deposit without interest back to Party B should Party B has no any violation against the Contract.

5.
Party A is entitled to, without returning back deposit to Party B, terminate the Contract under the following conditions. Party B must bear relevant responsibility of compensation should there is any losses occurred to Party A.

(1)	Changing nature of booth usage at discretion;
(2)	Subleasing, under-leasing, transferring or pledging the booth;
(3)	Using the booth for illegal activities;
(4)	Rejecting or delaying to pay rent for over 1 month;
(5)	Fire accidents resulting from failure to comply with the stipulations in the Contract;
(6)	Violating the relevant stipulations of the Contract.

Should any conditions above occur which result in Party A’s termination for this Contract, or Party B reject to move out from this booth without the renewal contract, which resulting to Party A couldn’t take the booth back, Party A is entitled to require Party B to bear the rent during Party B’s detention period, and pay penalty of contract breach amounting 1-2 times the rent.

The rent and penalty of contract breach shall be calculated until the day when Party B move out from the booth and return back the key of the booth to Party A, or expiry date of movement announced by Party A. Party A may require Party B to move out from the booth within a certain term with a announcement in North China Daily, and the movement term shall be 10 days following Party A’s announcement in such newspaper.

Party A is entitled to move all articles out from the booth the next day following the movement term announced, and all carriage and storage fees shall be borne by Party B. Party A shall not be responsible for any loss and damage of articles resulting from such carriage and storage. The substituted storage term would be 15 days. Party B shall pay Party A 15 Yuan each day for storage fees during such term. Upon expiry of substituted storage term, Party A is entitled to dispose these articles at discretion should Party B fails to take such articles back, and Party A shall not hold any responsibility for compensation.

Clause 15
Taxation: both Party A and Party B shall pay the relevant tax respectively in accordance with corresponding stipulations.

Clause 16
Solution to dispute of contract: all disputes resulted from this Contract shall be disposed by both parties through negotiation. If fails, it will be submitted to the people’s court that has the jurisdiction over the matter.

Clause 17
This Contract shall enter into force upon Party A’s official seal, Party B’s signature and handover of the said booth.

Clause 18
This Contract is made in triplicate, Party A holds two and Party B one copy.

Party A: Liujiang Branch of ICBC Liuzhou

Signing Representative:  /s/ Changfa Li

Tel:     7212576

Date of Signature:     Jan,12th,2010

Party B: Guangxi Liuzhou Baicaotang Medicine Retail Limited.

Signing Representative:  /s/ Hui Tian Tang

Tel:          3612109

Date of Signature:       Jan,1st,2010